FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005
[ ]	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940	Estimated average burden hours per response.... 0.5

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Hirl, J. Roger			Occidental Petroleum Corporation
			OXY				Director	10% Owner
(Last) (First) (Middle)							X Officer (give title	Other (specify
Occidental Chemical Corporation		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
5005 LBJ Freeway			of Reporting Person, if an
			entity (voluntary)		08/22/2002
(Street)							Executive Vice President
				5.	If Amendment, Date of Original
Dallas, Texas 75244					(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)							X Form filed by One Reporting Person
Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction Date	3.	Transaction Code		4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)						Disposed of (D)				Securities		Form:		Indirect
			(Month/Day/Year)		(Instr. 8)						Beneficially		Direct (D) or		Beneficial
							(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
											of Month
					Code	V	Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

	Common Stock		08/22/2002		M		5,633	A	$17.7500			D

	Common Stock		08/22/2002		F		3,402	D	$29.3900			D

	Common Stock		08/22/2002		M		14,367	A	$17.7500			D

	Common Stock		08/22/2002		F		10,295	D	$29.3900			D

	Common Stock		08/23/2002		S		6,000	D	$28.9760*	125,861		D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	4.	Transac-		5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of Under-	8.	Price	9.	Number	10.	Owner-	11.	Na-
	Security		sion or		action		tion Code			ative Securities Ac-	cisable and Ex-		lying Securities			of		of Der-		ship		ture
	(Instr. 3)		Exercise		Date		(Instr. 8)			quired (A) or Dis-	piration Date		(Instr. 3 and 4)			Deriv-		ivative		Form		of In-
			Price of							posed of (D)	(Month/Day/					ative		Secur-		of De-		direct
			Deriv-		(Month/					(Instr. 3, 4 and 5)	Year)					Secur-		ities		rivative		Bene-
			ative		Day/											ity		Bene-		Secur-		ficial
			Security		Year)													ficially		ity:		Own-
																(Instr.		Owned		Direct		ership
											Date	Expira-		Amount or		5)		at End		(D) or		(Instr. 4)
							Code	V	(A)	(D)	Exer-	tion	Title	Number of				of		Indi-
											cisable	Date		Shares				Month		rect (I)
																		(Instr. 4)		(Instr. 4)

Common Stock		$17.7500		08/22/02			M			5,633	**	04/29/04	Common Stock	5,633			0		D

Common Stock		$17.7500		08/22/02			M			14,367	**	05/29/04	Common Stock	14,367			0		D

Explanation of Responses:
* Average sale price; 4,200 shares were sold at $28.9700 and 1,800 shares were sold at $28.9900. ** The option vested in three equal annual installments beginning on April 29, 1995.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.	/s/ CHRISTEL H. PAULI **Signature of Reporting Person	September 9, 2002 Date
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.		Christel H. Pauli, Attorney-in-Fact for J. Roger Hirl